Exhibit 99.1

Press Release

Novavax Makes Changes to Executive Leadership Team to Enhance Focus on Delivery of Strategic Priorities

•	New organizational structure for executive leadership team designed to facilitate a leaner and more focused approach to annual execution of business plans
•	John Trizzino appointed to new Chief Operating Officer role
•	Mark Casey to join as Chief Legal Officer and Corporate Secretary

GAITHERSBURG, Md., November 17, 2023 – Novavax, Inc. (Nasdaq: NVAX), a global company advancing protein-based vaccines with its Matrix-M™ adjuvant, today announced changes to its executive leadership team designed to enhance focus on its strategic priorities and continue the evolution of the company’s scale and structure announced last week.

John Trizzino will take on the newly created role of President and Chief Operating Officer for the Company. In this role, Mr. Trizzino will lead the commercial; chemistry, manufacturing and controls or CMC; and regulatory functions for the Company. He will continue to serve on the Company’s executive leadership team.

Current Chief Legal Officer and Corporate Secretary John Herrmann will retire effective December 8, and Mark Casey will join the Company as his successor effective December 11. Mark will also serve on the Company’s executive leadership team.

“As we announced last week, we are keenly focused on effectively delivering our COVID-19 product to market and evolving Novavax’s scale and structure to position the company for future success. In his new role as Chief Operating Officer, John Trizzino will focus on all aspects of successful product delivery, both for the 2023-2024 vaccination season and beyond. His deep knowledge of the company and our processes will help to facilitate the transition to a more streamlined and efficient operating model,” said John C. Jacobs, President and Chief Executive Officer, Novavax. “As Chief Legal Officer for nearly 14 years, John Herrmann helped transition Novavax from a clinical development organization to a global commercial vaccine company during a worldwide pandemic. We are incredibly grateful for his leadership, and I am delighted that John has agreed to serve as an advisor to me and the Company for the next year. His successor, Mark Casey, brings more than 30 years of experience to Novavax, and we look forward to the next chapter with him at the helm of our legal team.”

Mr. Trizzino has broad experience in publicly held companies and over 25 years in the vaccines market. During his 12 years with Novavax, Mr. Trizzino most recently served as Executive Vice President, Chief Commercial Officer and Chief Business Officer, and has also held the roles of Chief Financial Officer, Senior Vice President of Commercial Operations and Senior Vice President of Business Development. Previously, Mr. Trizzino served as Chief Executive Officer of Immunovaccine, successfully leading the company into clinical development within the infectious disease and cancer immunotherapy business, and has also held leadership roles at MedImmune, LLC (now AstraZeneca), ID Biomedical and Henry Schein, Inc. Mr. Trizzino holds a Bachelor of Science from Long Island University and a Master of Business Administration from New York University, Stern School of Business.

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Mr. Casey has decades of experience in the life sciences sector and most recently served as Chief Legal Officer and Corporate Secretary at Bryn Pharma. He previously served as Chief Legal Officer, Corporate Secretary and Executive Chairman of the Board - Specialty Generics at Mallinckrodt Pharmaceuticals where he led business turnaround inclusive of enhancing profitability through rationalization of the R&D portfolio, identifying applications for underutilized manufacturing capacity and executive-level changes. Earlier in his career, Mr. Casey held executive leadership roles at Idera Pharmaceuticals and Hologic and held roles of increasing responsibility at Boston Scientific and EMC Corp. Mr. Casey holds a Bachelor of Science from Syracuse University and a Juris Doctor from Suffolk University Law School.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) promotes improved health by discovering, developing and commercializing innovative vaccines to help protect against serious infectious diseases. Novavax, a global company based in Gaithersburg, Md., U.S., offers a differentiated vaccine platform that combines a recombinant protein approach, innovative nanoparticle technology and Novavax's patented Matrix-M adjuvant to enhance the immune response. Focused on the world’s most urgent health challenges, Novavax is currently evaluating vaccines for COVID-19, influenza and COVID-19 and influenza combined. Please visit novavax.com and LinkedIn for more information.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its operating plans and prospects, including the continued evolution of the Company’s scale and structure, and the effective delivery of its updated XBB version of its Novavax COVID-19 Vaccine, Adjuvanted (2023-2024 Formula) (NVX-CoV2601) are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification and assay validation, necessary to satisfy applicable regulatory authorities; difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, on the ability of Novavax to pursue planned regulatory pathways; challenges or delays in obtaining regulatory authorization for its product candidates, including its updated XBB version of its COVID-19 vaccine in time for the fall 2023 vaccination season or for future COVID-19 variant strain changes; challenges or delays in clinical trials; manufacturing, distribution or export delays or challenges; Novavax’s exclusive dependence on Serum Institute of India Pvt. Ltd. for co-formulation and filling and the impact of any delays or disruptions in their operations on the delivery of customer orders; challenges in obtaining commercial adoption of our updated protein-based non-mRNA XBB COVID-19 vaccine, NVX-CoV2373 or any COVID-19 variant strain-containing formulation; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities; and those other risk factors identified in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors

Erika Schultz

240-268-2022

ir@novavax.com

Media

Ali Chartan

240-720-7804

media@novavax.com

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